Exhibit 99.5

PARAMETRIC SOUND CORPORATION

NOTICE OF INDUCEMENT STOCK OPTION GRANT
AND
NONSTATUTORY STOCK OPTION AGREEMENT

Parametric Sound Corporation, a Nevada corporation (the “Company”), as an inducement material to the hiring of the holder named below (the “Holder”), hereby grants to Holder an option to purchase the number of shares of the Company’s common stock set forth below (the “Option”). The Option is subject to all of the terms and conditions as set forth herein and in the Nonstatutory Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), which is incorporated herein by reference. The Option is not issued pursuant to the Company’s 2012 Stock Option Plan or any other equity incentive plan of the Company.

Holder	Steve Thesing
Grant No.	2012-I-1
Date of Grant	June 26, 2012
Shares Subject to Option	32,000
Exercise Price Per Share	$9.25 per share
Expiration Date	June 26, 2017
Type of Option	Nonstatutory Stock Option
Vesting Schedule:
Vesting Date	Number of Shares Vested
September 30, 2012	2,667
December 31, 2012	2,667
March 31, 2013	2,667
June 30, 2013	2,667
September 30, 2013	2,667
December 31, 2013	2,667
March 31, 2014	2,667
June 30, 2014	2,667
September 30, 2014	2,667
December 31, 2014	2,667
March 31, 2015	2,667
June 30, 2015	2,663

By his or her signature and the Company’s signature below, Holder agrees to be bound by the terms and conditions of the Stock Option Agreement and this Notice of Inducement Stock Option Grant (“Grant Notice”). Holder has reviewed the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Stock Option Agreement. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under or related to the Option.

Parametric Sound Corporation	Steve Thesing

Signature: /s/JAMES A. BARNES	Signature: /s/ STEPHEN P. THESING
Name: James A. Barnes, Secretary
Address: 13177 Danielson Street, Suite L	Address:
Poway, CA 92064-8873

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Exhibit A

PARAMETRIC SOUND CORPORATION

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Stock Option Agreement (this “Agreement”) is attached, Parametric Sound Corporation, a Nevada corporation (the “Company”), has granted you an option to purchase the number of shares of the Company’s common stock (“Stock”) indicated in the Grant Notice at the exercise price (the “Exercise Price”) indicated in the Grant Notice (the “Option”). Capitalized terms not defined in this Agreement shall have the meanings specified in the Grant Notice. The Option is not granted the Company’s 2012 Stock Option Plan or any other equity compensation plan of the Company.

1.                Administration

1.1             The Option shall be administered by either the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of the Option, or of part of the Option, may be delegated by the Board (in either case, the “Administrator”). The Board shall appoint and remove members of such Committee, if any, in its discretion in accordance with applicable laws. If necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), the Committee shall, in the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of said Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. The foregoing notwithstanding, the Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper, and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Option.

1.2             Subject to the other provisions of this Agreement and the Grant Notice, the Administrator shall have the authority to, in its discretion: (i) determine the fair market value of the shares of Stock subject to the Option; (ii) interpret the terms of this Agreement and the Grant Notice; (iii) correct any defect, supply any omission; and reconcile any inconsistency in this Agreement; (iv) accelerate the vesting, or extend the post-termination exercise term, or waive restrictions, of this Agreement at any time and under such terms and conditions as it deems appropriate; and (v) make all other determinations deemed necessary or advisable for the administration of the Option.

1.3             All questions of interpretation, implementation, and application of the Option shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

2.                Vesting. Except as otherwise provided herein, the Option will become vested and exercisable in such amounts and at such times as provided in the Grant Notice.

3.                Termination of Employment or Service. If for any reason other than death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), you cease to be employed by, a consultant to, or non-employee director of the Company or any of its subsidiaries (such event being called a “Termination”), the Option (to the extent then exercisable at the date of the Termination) may be exercised in whole or in part at any time within three months of the date of such Termination (but in no event after the Expiration Date); provided, however, that if such exercise of the Option would result in liability for you under Section 16(b) of the Exchange Act, then such three-month period automatically shall be extended until the 10th day following the last date upon which you have any liability under Section 16(b) (but in no event after the Expiration Date). If you die or become permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by, or as a consultant to, or non-employee director of the Company or any of its subsidiaries or within the period that the Option remains exercisable after Termination, the Option (to the extent then exercisable) may be exercised, in whole or in part, by you, by your personal representative or by the person to whom the Option is transferred by devise or the laws of descent and distribution, at any time within 12 months after your death or 12 months after your permanent and total disability (but in no event after the Expiration Date). For purposes of this Agreement, your employment, consultancy or directorship shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if your right to employment, consultancy or directorship by the Company or any of its subsidiaries following such leave is guaranteed either contractually or by statute.

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4.                Exercise of the Option

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4.1             Method of Exercise. You may exercise the vested portion of the Option at any time prior to the Expiration Date by delivering a notice of exercise in such form as may be designated by the Company from time to time together with payment of the Exercise Price and withholding taxes as provided in this Agreement to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours and prior to the Expiration Date, together with such additional documents as the Company may then require. The date the Company receives written notice of an exercise hereunder accompanied by payment of the Exercise Price will be considered as the date the Option was exercised. After receipt of written notice of exercise of the Option and the payments called for hereunder, the Company shall, without stock issue or transfer taxes to you or other person entitled to exercise the Option, deliver to you or such other person a certificate or certificates for the requisite number of shares of Stock.

4.2             Method of Payment. Payment of the Exercise Price may be by:

4.2.1         cash (or check);

4.2.2         delivery of shares of Stock already owned by you for all or part of the Exercise Price, provided the fair market value (determined as set forth in this Agreement) of such shares being delivered is equal on the date of exercise to the Exercise Price, or such portion thereof as you are authorized to pay by delivery of such Stock;

4.2.3         the surrender of shares of Stock then issuable upon exercise of the Option, provided the fair market value (determined as set forth in this Agreement) of such shares is equal on the date of exercise to the Exercise Price, or such portion thereof as you are authorized to pay by surrender of such Stock;

4.2.4         cancellation of indebtedness of the Company to you or waiver of compensation due or accrued to you for services rendered;

4.2.5         if and so long as the shares of Stock are registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Administrator to deliver promptly to the Company the aggregate amount of proceeds to pay the Exercise Price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

4.2.6         a combination of the above methods, as the Company may designate from time to time.

For purposes of this Agreement, the fair market value of shares of Stock shall be determined as follows:

(1) Fair market value shall be the closing price of the Stock on the date before the date the value is to be determined on the principal recognized securities exchange or recognized securities market on which the Stock is reported, but if selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the Stock on the date before the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(2) In the absence of an established market for the Stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management and the values of stock of other corporations in the same or similar line of business.

4.3             Tax Withholding. By exercising the Option you agree that as a condition to any exercise of the Option, the Company may withhold from your pay and any other amounts payable to you, or require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of the Option; (2) the lapse of any substantial risk of forfeiture to which the Stock is subject at the time of exercise; or (3) the disposition of Stock acquired upon such exercise. Notwithstanding the generality of the foregoing, at the time of exercise of the Option and as a condition thereto, or at such other time as the amount of such obligations becomes determinable (the “Tax Date”), you shall remit to the Company in cash all applicable federal and state withholding and employment taxes. Such obligation to remit may be satisfied, if authorized by the Administrator in its sole discretion, after considering any tax, accounting and financial consequences, by your (1) delivery of a promissory note in the required amount on such terms as the Administrator deems appropriate, (2) tendering to the Company previously owned shares of Stock with a fair market value equal to the required amount, or (3) agreeing to have shares of Stock (with a fair market value equal to the required amount) which are acquired upon exercise of the Option withheld by the Company.

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4.4             Responsibility for Exercise. You are responsible for taking any and all actions as may be required to exercise the Option in a timely manner and for properly executing any such documents as may be required for exercise in accordance with this Agreement and such rules and procedures as may be established from time to time. By executing the Grant Notice, you acknowledge that information regarding the procedures and requirements for the exercise of the Option is available to you on request. The Company shall have no duty or obligation to notify you of the Expiration Date.

5.                Securities Law Compliance. Notwithstanding anything to the contrary contained herein, the Option may not be exercised, and no Stock shall be issued pursuant to the exercise of the Option, unless the exercise of the Option and the issuance and delivery of the Stock issuable upon exercise of the Option shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”). Notwithstanding the generality of the foregoing, and notwithstanding anything to the contrary contained herein, the Option may not be exercised, and no Stock shall be issued pursuant to the exercise of the Option, unless the issuance and delivery of the Stock issuable upon exercise of the Option is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. In addition, you acknowledge that the Option is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Option shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

6.                Termination of the Option. The term of the Option commences on the Date of Grant and expires and shall no longer be exercisable upon the earliest of: (a) the Expiration Date; (b) the 10th anniversary of the Date of Grant; (c) if you owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, the fifth anniversary of the Date of Grant, (d) the last day for exercising the Option following termination of your service as described in this Agreement; or (e) a change of control, to the extent provided in this Agreement.

7.                Option Not a Service Contract. The Option is not an employment or service contract and nothing in this Agreement or the Grant Notice shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or of the Company to continue your service with the Company. In addition, nothing in the Option, this Agreement or the Grant Notice shall obligate the Company, its stockholders, board of directors, officers or employees to continue any relationship which you might have as an employee or director or consultant for the Company, and nothing in the Option, this Agreement or the Grant Notice shall interfere with or limit in any way the right of the Company or of any of its subsidiaries to terminate your employment or consulting at any time, nor confer upon you any right to continue in the employ of, or consult with, the Company or any of its subsidiaries.

8.                Representations. By executing the Grant Notice, you hereby warrant and represent that you are acquiring the Option for your own account and that you have no intention of distributing, transferring or selling all or any part of the Option except in accordance with the terms of this Agreement. You also hereby warrant and represent that you have either (1) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (2) the capacity to protect your own interests in connection with the grant of the Option by virtue of the business or financial expertise of any of your professional advisors who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

9.                Notices. Any notices provided for in this Agreement or the Grant Notice shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

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10.             Governing Law. This Agreement shall be administered, interpreted and enforced under the laws of the State of Nevada without regard to conflicts of laws thereof. Should any provisions of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

11.             Amendment. The Board may amend the terms of this Agreement at any time, provided no such amendment may adversely affect the Option or any unexercised portion of the Option without your consent unless such amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.

12.             Rights as Stockholder. You shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon exercise of any part of the Option unless and until such shares shall have been issued by the Company to you (as evidenced by the appropriate entry on the books of the Company or its duly authorized transfer agent).

13.             Nontransferability of Option. Except with the express written approval of the Administrator, the Option shall not be assignable or otherwise transferable by you except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order. During your life, the Option shall be exercisable only by you.

14.             Shares to Be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Option.

15.             Corporate Transactions

15.1          Changes in Capital Structure. Subject to Section 15.2, if the Stock is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board in (1) the number and class of shares of Stock subject to the Option, and (2) the exercise price of the Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board in its sole discretion.

15.2          Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify you at least 30 days prior to such proposed action. To the extent not previously exercised, the Option will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of the Option prior to its termination, even if the Option was not otherwise exercisable. In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the stockholders of the Company receive securities of the acquiring entity or an affiliate thereof, the Option shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the Option or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of the Option prior to consummation of such event, even if the Option were not otherwise exercisable.

16.             Unfunded Agreement. This Agreement shall be unfunded. Although bookkeeping accounts may be established with respect to Holder, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of the grant of the Option or the issuance of Stock. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Agreement. Any obligations of the Company to Holder shall be based solely upon this Agreement. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

17.             Limitation of Liability. The Company (or the Administrator) shall not be liable to Holder or other persons as to: (1) the non-issuance or sale of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Stock hereunder; and (2) any unexpected or adverse tax consequence realized by Holder or other person due to the grant, receipt, exercise or settlement of the Option.

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18.             Code Section 409A. Notwithstanding anything in this Agreement to the contrary, this Agreement is intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.

19.             Limitation on Payments.

19.1          Scope of Limitation. This Section 19 shall apply to the Option only if:

19.1.1      The after-tax value of the Option to Holder, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to Holder (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section 19 than it was before the application of this Section 19; or

19.1.2      The Administrator, at the time of making this Agreement or at any time thereafter, specifies in writing that the Option shall be subject to this Section 19 (regardless of the after-tax value of the Option to Holder).

19.2          If this Section 19 applies to the Option, it shall supersede any contrary provision of this Agreement.

19.3          Basic Rule. In the event that any payment or transfer by the Company under this Agreement to or for the benefit of Holder (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, after taking into account all other “excess parachute payments,” including any reductions of such payments to avoid excise taxes under Section 4999 of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 19, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

19.4          Reduction of Payments. If any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give Holder notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and Holder may then elect, in Holder’s sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of such election within 10 days of receipt of notice. If no such election is made by Holder within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify Holder of such election. For purposes of this Section 19, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Company under this Section 19 shall be made within 60 days of the date when a Payment becomes payable or transferable and would otherwise be nondeductible to the Company. As promptly as practicable following such determination and the elections hereunder, and in no event more than 75 days from such determination, the Company shall pay or transfer to or for the benefit of Holder such amounts as are then due to Holder under this Agreement and shall promptly pay or transfer to or for the benefit of Holder in the future such amounts as become due to Holder under this Agreement.

19.5          Related Corporations. For purposes of this Section 19, the term “Company” shall include affiliated corporations in accordance with Section 280G(d)(5) of the Code.

20.             Miscellaneous.

20.1          Legend. All certificates representing the Stock issued upon exercise of the Option shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

20.2          Tax Treatment. The Option is intended to be a nonstatutory stock option, as provided in the Grant Notice.

By signing your Grant Notice form which precedes this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Grant Notice.

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